Exhibit 99.1

Beach First National Bancshares, Inc.
News Release

Contact:	Walt Standish, President and Chief Executive Officer
843.916.7813
Dick Burch, Senior Vice President and Chief Financial Officer
843.916.7806

FOR IMMEDIATE RELEASE

3rd Quarter Earnings at Beach First Grow 42%

Myrtle Beach, SC, October 12, 2004 – Beach First National Bancshares, Inc. today announced that its third quarter earnings increased 42%.

Net income for the quarter ended September 30, 2004 totaled $383,779, an increase of 41.89% when compared to the $270,479 reported for the same period a year ago. Total assets grew to $227 million, which represents an increase of 43.3% from the same period a year ago. Total deposits grew to $188.0 million, an increase of 43.4% from the same period a year ago. Total loans grew to $174 million, a 33.8% increase from the same period a year ago.

Net income for the nine months ended September 30, 2004 totaled $1,022,009, an increase of 49.4% when compared to the $683,963 reported for the same period a year ago.

Walt Standish, president and chief executive officer, said, “Our financial performance during the third quarter can be attributed to strong growth in all areas. Our new office at the Litchfield Market Village had a strong opening in July and is off to a great start in its first three months of operation, while our existing branch network continues to perform well.”

Beach First National Bancshares, Inc. is the parent of Beach First National Bank, a $227 million financial institution headquartered in Myrtle Beach, South Carolina. Beach First operates offices in Myrtle Beach, Surfside Beach, North Myrtle Beach, Pawleys Island, and Hilton Head Island, South Carolina. Beach First offers a full line of banking products and services, including NetTeller internet banking with PowerPay. The company’s stock trades under the symbol “BFNB.OB.”

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Beach First National Bancshares, Inc. and Subsidiary
Myrtle Beach, South Carolina
Consolidated Balance Sheets

	September 30,		December 31,
	2004	2003	2003
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$3,678,206	$4,363,595	$4,886,682
Federal funds sold and short term investments	4,209,000	3,277,756	4,598,520
Investment securities available for sale	36,386,783	12,228,511	11,918,074
Loans, net	171,898,625	128,541,354	133,851,712
Federal Reserve Bank stock	309,000	309,000	309,000
Federal Home Loan Bank stock	925,000	575,000	575,000
Premises and equipment, net	4,376,736	4,373,662	4,477,943
Cash value life insurance	3,192,355	3,037,975	3,076,570
Investment in BFNB Trust	155,000	-	-
Other assets	1,753,680	1,662,069	1,399,535

Total assets	$226,884,385	$158,368,922	$165,093,036

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Deposits
Noninterest bearing deposits	$29,164,845	$25,542,423	$23,454,124
Interest bearing deposits	158,997,990	105,662,578	114,645,442

Total deposits	188,162,835	131,205,001	138,099,566
Other borrowings	16,500,000	11,500,000	11,500,000
Debt associated with Trust Preferred Securities	5,155,000	-	-
Other liabilities	969,205	1,331,889	760,577

Total liabilities	210,787,040	144,036,890	150,360,143

SHAREHOLDERS' EQUITY:
Common stock, $1 par value; 10,000,000 shares authorized;
shares issued and outstanding - 2,013,008 at September
30, 2004, 1,318,368 at September 30, 2003 and 1,323,768
at December 31, 2003	2,013,008	1,318,368	1,323,768
Paid-in capital	11,332,816	11,787,899	11,837,299
Retained earnings	2,740,025	1,393,352	1,718,321
Accumulated other comprehensive income (loss)	11,496	(167,587)	(146,495)

Total shareholders' equity	16,097,345	14,332,032	14,732,893

Total liabilities and shareholders' equity	$226,884,385	$158,368,922	$165,093,036

Beach First National Bancshares, Inc. and Subsidiary
Myrtle Beach, South Carolina
Consolidated Statement of Income
(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
INTEREST INCOME
Interest and fees on loans	$7,335,800	$5,752,885	$2,739,856	$2,125,266
Investment securities	700,841	386,932	314,412	130,495
Fed funds sold and short term investments	75,265	36,940	36,943	11,762
Dividends on long-term investments	2,240	-	1,655	-

Total interest income	8,114,146	6,176,757	3,092,866	2,267,523

INTEREST EXPENSE
Deposits	1,917,648	1,732,938	764,878	568,939
Short-term borrowings	283,057	143,197	100,776	49,798
Long-term borrowings	75,255	-	55,819	-

Total interest expense	2,275,960	1,876,135	921,473	618,737

Net interest income	5,838,186	4,300,622	2,171,393	1,648,786

PROVISION FOR POSSIBLE LOAN
LOSSES	838,000	566,000	330,000	275,000

Net interest income after provision
for possible loan losses	5,000,186	3,734,622	1,841,393	1,373,786

NONINTEREST INCOME
Service fees on deposit accounts	392,118	364,145	128,181	117,247
Gain (loss) on sale of investment securities	37,395	134,703	37,400	(108)
Income from cash value life insurance	121,158	121,158	80,772	40,386
Other income	219,281	148,199	49,050	29,269

Total noninterest income	769,952	768,205	295,403	186,794

NONINTEREST EXPENSES
Salaries and wages	1,840,553	1,514,336	671,426	530,882
Employee benefits	360,631	290,330	123,162	92,758
Supplies and printing	63,738	77,505	27,165	20,236
Advertising and public relations	188,719	118,141	72,654	40,826
Professional fees	148,133	92,355	55,201	31,220
Depreciation and amortization	328,041	317,272	110,919	106,055
Occupancy	348,179	264,074	137,571	91,793
Data processing fees	261,595	226,572	93,501	81,437
Other operating expenses	597,207	523,801	232,408	143,064

Total noninterest expenses	4,136,796	3,424,386	1,524,007	1,138,271

Income before income taxes	1,633,342	1,078,441	612,789	422,309

Income tax expense	611,333	394,479	229,010	151,830

NET INCOME	$1,022,009	$683,962	$383,779	$270,479

BASIC NET INCOME PER COMMON SHARE	$.51	$.35	$.19	$.14

DILUTED NET INCOME PER COMMON SHARE	$.49	$.34	$.18	$.13

Weighted average common shares outstanding - basic	2,013,008	1,977,552	2,013,008	1,977,552
Weighted average common shares outstanding - diluted	2,083,144	2,008,856	2,083,144	2,008,856